Exhibit 99.1

EXCO Resources, Inc. Announces Appointment of Wilbur L. Ross, Jr. as New Director

DALLAS—(BUSINESS WIRE)—EXCO Resources, Inc. (NYSE:XCO) (“EXCO”) today announced that Wilbur L. Ross, Jr. has been appointed to its Board of Directors, effective March 2, 2012.

Wilbur L. Ross, Jr., Chairman and CEO of WL Ross & Co. LLC, may be one of the best known private equity investors in the U.S. His private equity funds bought Bethlehem Steel and several other bankrupt steel producers and revitalized them into the largest U.S. producer before merging them into Mittal Steel for $4.5 billion. Mr. Ross remains a Director of what is now ArcelorMittal, the world’s largest steel company. He also created and chairs International Textile Group, the most global American company in that industry; and International Auto Components Group, a $4.5 billion producer of instrument panels and other interior components, operating in 17 countries; Compagnie Europeenne de Wagons Sarl, the largest rail car leasing company in Europe; and American Home Mortgage Servicing Inc., the second largest servicer of subprime mortgages. He also chaired International Coal Group, which was sold to Arch Coal for $3.4 billion. He is a member of the Boards of AirLease Corp., Assured Guaranty, BankUnited and Greenbrier Companies, all NYSE-listed, of PLASCAR listed in Brazil, and of Sun Bancorp and Navigator Holdings, which are traded over the counter. He recently became Chairman of Diamond S Shipping which has committed to a 38 vessel crude and product tanker fleet.

Mr. Ross was Executive Managing Director of Rothschild Inc. for 24 years before acquiring that firm’s private equity partnerships in 2000. He is a Board Member of Yale University School of Management, Partnership for New York City, Palm Beach Civic Association, Business Roundtable, The Dean’s Advisory Board of Harvard Business School, The Committee on Capital Markets Regulation, The Harvard University Committee on University Resources, BritishAmerican Business, The Blenheim American Foundation, Palm Beach Preservation Foundation and the Chairman’s Council of the U.S./India Business Council. He is Chairman of the Japan Society and Chairman of Palm Beach Firefighters Retirement Fund. President Kim Dae Jung awarded him a medal for his assistance in Korea’s financial crisis, President Clinton appointed him to the Board of the U.S.-Russia Investment Fund and he served as Privatization Advisor to New York City Mayor Rudy Giuliani. China Institute has presented him with its Blue Cloud Award. Mr. Ross formerly served as Chairman of the Smithsonian Institution National Board. Bloomberg Business Week recently designated him one of the 50 most influential people in Global Finance. Mr. Ross is a graduate of Yale University and of Harvard Business School (with distinction). He is the only person elected both to the Private Equity Hall of Fame and the Turnaround Management Association Hall of Fame.

As of February 7, 2012, investment funds managed by WL Ross & Co. LLC, collectively owned 13.7% of EXCO’s outstanding common shares.

Douglas H. Miller, EXCO’s Chairman and Chief Executive Officer, commented, “I am very pleased to welcome Wilbur Ross to EXCO’s Board of Directors. The Board believes that adding Mr. Ross’ perspective, not only as an investment professional but also as a substantial shareholder, will be very beneficial to EXCO’s Board of Directors.”

EXCO Resources, Inc. is an oil and natural gas exploration, exploitation, development and production company headquartered in Dallas, Texas with principal operations in East Texas, North Louisiana, Appalachia, and West Texas.

Additional information about EXCO Resources, Inc. may be obtained by contacting EXCO’s Chairman, Douglas H. Miller, or its President, Stephen F. Smith, at EXCO’s headquarters, 12377 Merit Drive, Suite 1700, Dallas, TX 75251, telephone number (214) 368-2084, or by visiting EXCO’s website at www.excoresources.com. EXCO’s SEC filings and press releases can be found under the Investor Relations tab.

Contacts

EXCO Resources, Inc.

Douglas H. Miller, 214-368-2084

Chairman

or

Stephen F. Smith, 214-368-2084

President

Source: EXCO Resources, Inc.